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                                                  News Release
#04-28                                            CONTACT:
FOR IMMEDIATE RELEASE                             Ed Harper
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000

             B/E AEROSPACE REPORTS THIRD QUARTER FINANCIAL RESULTS;
                 SALES UP 19 PERCENT - OPERATING EARNINGS DOUBLE

     WELLINGTON, FL, October 27, 2004 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced results for the quarter ended September 30, 2004.

HIGHLIGHTS
o Reported third quarter sales of $183.5 million, representing year over year growth of 19 percent.

o Third quarter operating earnings of $17.5 million were more than double the level of the prior year. Operating earnings growth was driven by the continuing turnaround at B/E's commercial aircraft segment, a broad-based increase in revenues and earnings at the company's distribution segment, improved operating results at the company's business jet segment and a significantly lower cost structure resulting from the company's recently completed consolidation program.

o Net loss for the quarter narrowed to $2.7 million or $0.07 per share as compared to a net loss of $9.1 million or $0.25 per share in the prior year. The quarter's financial results were affected by a $1.3 million negative impact of foreign exchange and a year over year increase of $2.8 million in interest expense.

o In October 2004, the company announced that it had sold 18.4 million shares of common stock at $9.00 per share, generating net proceeds to the company of approximately $156 million. The company intends to use the net proceeds from this offering, along with approximately $50 million of its cash balances to redeem all $200 million of its 9 1/2 percent senior subordinated notes due 2008 at a price equal to 103.167 percent of par. Upon completion of this debt retirement, the company's net debt to capital will be reduced to approximately 78 percent and annual cash interest expense will decrease by $19 million.

o Bookings for the quarter of approximately $185 million were about $26 million or 16 percent greater than bookings for the same quarter in the prior year. Backlog at September 30, 2004 stood at approximately $615 million, up 23 percent from the September 30, 2003 backlog of approximately $500 million, despite the 19 percent increase in revenues.

     "Our performance in the third quarter reflects the continuation of the recovery in our business which began at the end of 2003," said Robert Khoury, President and Chief Executive Officer of B/E Aerospace. "Each of our business segments is performing substantially better than the prior year. Our continued investments in new product development are expanding our market shares as well as our bookings and backlog. We are pleased with our progress to date and believe we are on target to deliver an increase in revenues and strong growth in profitability in 2005, with an acceleration of revenue and earnings growth in 2006 and beyond."

THIRD QUARTER CONSOLIDATED RESULTS

     For the third quarter, consolidated sales were $183.5 million, a 19 percent increase over the third quarter of 2003.

     Net sales by segment were as follows:

                                                   NET SALES
                                       ----------------------------------------
                                            $ Millions, Three Months Ended
                                       ----------------------------------------
                                       September 30,   September 30,  Percent
                                          2004             2003        Change
                                       ----------------------------------------
Commercial aircraft                      $126.0          $113.7        10.8%
Distribution                               36.6            26.3        39.2%
Business jet                               20.9            14.5        44.1%
                                       ----------------------------------------
Total                                    $183.5          $154.5        18.8%
                                       ========================================

     Gross profit for the quarter of $60.1 million increased by $15.0 million or
33.3 percent, as compared to $45.1 million in the third quarter of 2003. Foreign exchange negatively impacted financial comparisons, on a year over year basis, by $1.2 million. B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities, substantially all of which are denominated in U.S. dollars, while the corresponding labor, overhead and certain material costs are denominated in British pounds or euros. Despite the negative effect of foreign exchange, B/E's gross margin for the quarter of 32.8 percent improved by 360 basis points over the prior year, reflecting the improved cost structure resulting from B/E's cost reduction programs, an improvement in product mix, and manufacturing efficiencies realized at the higher volume of sales.

     Despite the impact of a weakened dollar on B/E's financial results for the quarter, operating earnings were $17.5 million or 9.5 percent of sales versus $8.3 million or 5.4 percent of sales for the same quarter last year. The substantial increase in operating earnings was driven by the continuing turnaround at B/E's commercial aircraft segment, a broad-based increase in sales and earnings at the distribution segment, a higher level of sales of business jet products and, importantly, significant cost reductions resulting from B/E's consolidation program, which was completed during late 2003. As previously reported, management believes the consolidation program is generating annual cash savings of about $60 million.

     The net loss for the quarter narrowed to $2.7 million or $0.07 per share, notwithstanding the $1.3 million negative effect of foreign exchange and a $2.8 million increase in interest expense, as compared with a loss of $9.1 million or $0.25 per share in the prior year period.

     The following is a summary of operating earnings by segment:

                                               OPERATING EARNINGS
                                  ---------------------------------------------
                                         $ Millions, Three Months Ended
                                  ---------------------------------------------
                                   September 30,     September 30,     Percent
                                       2004              2003           Change
                                  ---------------------------------------------
Commercial aircraft                   $11.3               $5.8           94.8 %
Distribution                            6.2                3.9           59.0 %
Business jet                             --               (1.4)          NM
                                  ---------------------------------------------
Total                                 $17.5               $8.3          110.8 %
                                  =============================================

THIRD QUARTER SEGMENT COMMENTS
------------------------------

     The commercial aircraft segment continued its turnaround in the third quarter. Operating results at commercial aircraft were driven by solid increases in sales of seating products and food and beverage preparation and refrigeration equipment and lower costs arising from B/E's recently completed consolidation program. Operating earnings for this segment of $11.3 million increased by $5.5 million or 95 percent, on a $12.3 million or 11 percent increase in revenues. The operating margin improved by 390 basis points to 9.0 percent of sales.

     B/E's distribution segment generated revenues of $36.6 million, an increase of 39 percent over the third quarter of the prior year. Revenue growth was driven by market share gains and a broad-based increase in demand for aftermarket fasteners, driven in large part by increases in airline passenger traffic and attendant increases in capacity. Operating earnings for this segment of $6.2 million were $2.3 million or 59 percent greater than operating earnings of $3.9 million in the third quarter of 2003.

     The business jet segment generated revenues of $20.9 million, up 44 percent over severely depressed sales of $14.5 million in the third quarter of 2003. The higher level of revenues reflects an increase in aftermarket services, the initial recovery in the business jet industry as well as the unusually low level of new business jet deliveries in the prior year. The business jet segment operated at an approximate break-even level of operations during the current quarter or $1.4 million better than the third quarter of 2003. As previously announced, the outlook for the business jet segment has improved as a result of strong backlog growth, which begins to roll out in 2005.

NINE MONTH CONSOLIDATED RESULTS
-------------------------------
     For the nine months ended September 30, 2004, B/E reported consolidated sales of $543.9 million, an 18 percent increase over the same period last year. Operating earnings were $48.1 million for the current nine month period, up 152 percent compared to last year. The net loss for the nine months ended September 30, 2004 was $12.7 million or $0.34 per share, reflecting a $5.7 million negative impact of foreign exchange and an $8.5 million increase in interest expense arising from the October 2003 sale of $175 million of senior notes. For the same period last year, B/E's net loss was $34.0 million or $0.95 per share.

RECENT EQUITY OFFERING
----------------------
     In October 2004, the company completed an equity offering in which it sold
18.4 million shares of common stock and generated net proceeds of approximately $156 million. The company intends to use the net proceeds from this offering, along with approximately $50 million of cash, to redeem its $200 million issue of 9 1/2 percent senior subordinated notes due 2008 at a price equal to 103.167 percent of par. As a result of the completion of the equity offering and the use of proceeds, the $200 million of 9 1/2 percent senior subordinated notes due 2008 has been reclassified on the company's balance sheet to current liabilities from long-term liabilities.

     The company has given notice to redeem, on November 8, 2004, all of its outstanding 9 1/2 percent senior subordinated notes due 2008. Upon completion of this debt retirement, the company's net debt to capital will be reduced to approximately 78 percent and annual cash interest expense will decrease by $19 million. As a result of the reclassification, as of September 30, 2004, the company's total long-term debt was approximately $679 million with no maturities of long-term debt until 2008. The company will record a charge of approximately $9 million in the fourth quarter associated with this early retirement of debt, which consists of a call premium of approximately $6.5 million and unamortized debt issue costs of approximately $2.5 million. Mr. Khoury commented, "While we have no maturities of any long-term debt until 2008 and no borrowings outstanding on our bank line of credit, we are focused on generating cash from operations and intend to use the lion's share of free cash flow for the foreseeable future to further reduce our outstanding debt."

LIQUIDITY, BALANCE SHEET AND CASH FLOW
--------------------------------------
     At quarter end, B/E's liquidity remained very solid with cash balances of $126.2 million and no debt maturities until 2008. Total cash and availability under the company's revolving credit facility at September 30, 2004 was approximately $165 million. The $21.4 million reduction in B/E's cash balance from the December 31, 2003 level was due primarily to two minor acquisitions to expand the company's product offerings ($13 million) and normal fluctuations in working capital. Net debt at quarter end was $754.1 million, which represents total debt of $880.3 million, less cash and cash equivalents of $126.2 million.

     As adjusted to show the affect of the receipt of the equity proceeds and repayment of the $200 million of 9 1/2 percent senior subordinated notes, the company's cash and availability under its revolving credit facility, as of September 30, 2004, would have been approximately $115 million.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three-month period ending September 30, 2004 was $24.7 million, a $9.4 million or 61 percent increase as compared to EBITDA of $15.3 million in the same period of the prior year. EBITDA for the twelve months ended September 30, 2004 was $76.0 million, an increase of $65.4 million as compared to EBITDA of $10.6 million for the comparable twelve-month period of the prior year. Depreciation and amortization for the three-month and twelve-month periods ending September 30, 2004 was $7.2 million and $27.9 million, respectively.

FINANCIAL GUIDANCE AND OUTLOOK FOR 2004 AND 2005
------------------------------------------------
Financial guidance for 2004 and 2005 is as follows:

o Management expects to return to profitability in the fourth quarter of 2004, exclusive of debt extinguishment costs.

o For full year 2005, management expects 5 - 10 percent revenue growth, significant additional margin expansion and to report full year EPS of approximately $0.50 per share on the higher number of shares outstanding.

o For 2006, management expects an acceleration of both revenue and earnings growth and to report EPS of approximately $1.00 per share for the full year.

     Commenting on the company's outlook, Mr. Khoury said, "Our continued investments in new product development are expanding our market shares, and our bookings and backlog continue to demonstrate significant positive trends. We are very pleased with our progress and we have significantly better visibility concerning the expected demand for our products, as about half of our current backlog is deliverable within the next twelve months, with a large majority of the remaining balance expected over the following twelve-month period. We believe we are on target to achieve growth in revenues and strong growth in profitability in 2005, with an acceleration of both revenue and earnings growth in 2006 and beyond. Revenues should grow at double-digit rates in 2006, based on recent program awards and the over $1.5 billion of requests for quotation (RFQs) that the company is evaluating."




     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                     THREE MONTHS ENDED
                                               --------------------------------
                                               September 30,   September 30,
(In millions, except per share data)               2004            2003
-------------------------------------------------------------------------------
Net sales                                       $  183.5       $ 154.5
Cost of sales                                      123.4         109.4
                                                --------       -------
Gross profit                                        60.1          45.1
     Gross margin                                   32.8%         29.2%
Operating expenses:
     Selling, general and administrative            29.8          25.1
     Research, development and engineering          12.8          11.7
                                                --------       -------
Total operating expenses                            42.6          36.8
                                                --------       -------
Operating earnings                                  17.5           8.3
     Operating margin                                9.5%          5.4%
Interest expense, net                               19.7          16.9
                                                --------       -------
Loss before income taxes                            (2.2)         (8.6)
Income taxes                                         0.5           0.5
                                                --------       -------
     NET LOSS                                   $   (2.7)      $  (9.1)
                                                --------       -------
     NET LOSS PER COMMON SHARE                  $  (0.07)      $ (0.25)
                                                ========       =======
Common shares:
     Weighted average                               37.5          36.2
     End of period                                  37.8          36.6

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                          NINE MONTHS ENDED
                                                     --------------------------
                                                    September 30,  September 30,
(In millions, except per share data)                     2004          2003
-------------------------------------------------------------------------------
Net sales                                             $  543.9      $ 461.0
Cost of sales                                            368.4        329.7
                                                      --------      -------
Gross profit                                             175.5        131.3
     Gross margin                                         32.3%        28.5%
Operating expenses:
     Selling, general and administrative                  88.4         79.7
     Research, development and engineering                39.0         32.5
                                                      --------      -------
Total operating expenses                                 127.4        112.2
                                                      --------      -------
Operating earnings                                        48.1         19.1
     Operating margin                                      8.8%         4.1%
Interest expense, net                                     59.4         50.9
                                                      --------      -------
Loss before income taxes                                 (11.3)       (31.8)
Income taxes                                               1.4          2.2
                                                      --------      -------
     NET LOSS                                         $  (12.7)     $ (34.0)
     NET LOSS PER COMMON SHARE                        $  (0.34)     $ (0.95)
                                                      ========      =======
Common shares:
     Weighted average                                     37.1         35.8
     End of period                                        37.8         36.6

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                  September 30,    December 31,
                                                       2004            2003
                                                  --------------   -------------

ASSETS

Current assets:
     Cash and cash equivalents                    $    126.2        $     147.6
     Accounts receivable, net                           93.8               80.3
     Inventories, net                                  190.7              168.7
     Other current assets                               15.0               10.6
                                                  ----------        -----------
         Total current assets                          425.7              407.2
Long-term assets                                       647.4              645.3
                                                  ----------        -----------
                                                  $  1,073.1        $   1,052.5
                                                  ==========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities (including              $    361.4        $     132.9
     $200.0 of senior subordinated notes to
     be redeemed in November 2004)
Long-term liabilities                                  687.7              887.7
                                                  ----------        -----------
                                                     1,049.1            1,020.6
Total stockholders' equity                              24.0               31.9
                                                  ----------        -----------
                                                  $  1,073.1        $   1,052.5
                                                  ==========        ===========


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                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)


                                                                                              NINE MONTHS ENDED
                                                                                  ------------------------------------------
                                                                                    September 30,         September 30,
                                                                                         2004                 2003
                                                                                  ------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                           $   (12.7)          $   (34.0)
     Adjustments to reconcile net loss to net cash flows
          used in operating activities:
              Depreciation and amortization                                                  21.0                21.4
              Non-cash employee benefit plan contributions                                    1.7                 1.7
              Loss on disposal of property and equipment                                      --                  1.4
              Changes in operating assets and liabilities, net of
              acquisitions                                                                  (10.9)              (11.7)
                                                                                        ---------           ---------
     Net cash flows used in operating activities                                             (0.9)              (21.2)
                                                                                        ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                   (10.7)               (8.8)
     Proceeds from sale of property and equipment                                             0.5                 2.3
     Acquisitions, net of cash acquired                                                     (12.5)               (2.7)
     Other, net                                                                               0.8                (3.3)
                                                                                        ---------           ---------
Net cash flows used in investing activities                                                 (21.9)              (12.5)
                                                                                        ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:                                                         1.4               (64.2)
                                                                                        ---------           ---------

Effect of exchange rate changes on cash flows                                                 --                  1.4
                                                                                        ---------           ---------

Net decrease in cash and cash equivalents                                                   (21.4)              (96.5)

Cash and cash equivalents at beginning of period                                            147.6               156.9
                                                                                        ---------           ---------

Cash and cash equivalents at end of period                                              $   126.2           $    60.4
                                                                                        =========           =========



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                                                                             11


                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     This news release includes EBITDA, a non-GAAP financial measure as defined in the Securities and Exchange Commission's Regulation G. We include this measure primarily because investors have expressed an interest in this information, and because it is an additional measure of our operating performance and our ability to service our debt. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. This measure is among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe this measure is an important indicator of our operational strength and the performance of our business because it provides a link between profitability and operating cash flow. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe this measure is among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

     EBITDA should not be viewed as a substitute for or superior to net loss, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA is not determined using GAAP. Therefore, it is not necessarily comparable to similarly titled measures provided by other companies.

     Financial data for the twelve months ended September 30, 2004 was derived by adding our audited consolidated financial data for the year ended December 31, 2003 to our unaudited consolidated financial data for the nine month period ended September 30, 2004 and subtracting our unaudited financial data for the nine month period ended September 30, 2003.

     Pursuant to the requirements of Regulation G, we provide the following table that reconciles EBITDA as presented in this release to net loss, the most directly comparable GAAP measure. For the reader's convenience we also reconcile EBITDA to cash flows from operations.

                                       *T*
                               B/E Aerospace, Inc.

                        PERIODS ENDED SEPTEMBER 30, 2004
                            (unaudited; in millions)

                                                   ---------------------------
                                                      THREE            TWELVE
                                                      MONTHS           MONTHS
                                                   ---------------------------
Net loss                                            $   (2.7)        $  (32.2)
Interest expense, net                                   19.7             79.1
Taxes                                                    0.5              1.2
Depreciation and amortization                            7.2             27.9
                                                   ---------------------------
EBITDA                                              $   24.7         $   76.0
                                                   ===========      ==========

Cash flows used in operations                       $   (4.1)        $   (5.2)
Interest expense, net                                   19.7             79.1
Taxes                                                    0.5              1.2
Changes in operating assets and liabilities              9.2             12.9
Other non-cash adjustments                              (0.6)           (12.0)
                                                   ---------------------------
EBITDA                                              $   24.7         $   76.0
                                                   ===========      ==========



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